Exhibit 10.1

National Financial Partners Corp.

Compensation Recoupment Policy

The Board of Directors (the “Board”) of National Financial Partners Corp. (the “Company”) believes it is appropriate for the Company to adopt this Compensation Recoupment Policy (the “Policy”) to be applied to Company officers who are or were subject to Section 16 of the Securities Exchange Act of 1934, as amended, and any other officers as the Board (or the Compensation Committee) shall designate (each, a “Covered Employee”). Capitalized terms not otherwise defined when used shall have the meaning set forth in Section 2.

1. Recoupment of Incentive Compensation

In the event (x) the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under federal securities laws (“Restatement”) or (y) any financial statement of the Company used in determining Incentive Compensation or any Company performance metric used in determining Incentive Compensation (whether or not contained in the Company’s financial statements) is inaccurately calculated such that the inaccurate calculation and the accurate calculation differ by 10%, regardless of whether such inaccuracy was the subject of an accounting restatement (“Inaccurate Results”), the Board (or the Compensation Committee) may cancel any Incentive Compensation award, rescind the vesting of any Incentive Compensation award or recover any Incentive Compensation paid to a Covered Employee, to the extent that such Incentive Compensation is materially in excess of that which would have been awarded, paid or vested based on the Restatement or if the Inaccurate Results had been accurately calculated at the time of the award, payment or vesting, as applicable; provided, that in the event a Restatement occurs or Inaccurate Results are reported as a result of Misconduct by a Covered Employee, the Board (or the Compensation Committee) may rescind the vesting of or cancel all such Incentive Compensation awarded to such Covered Employee or recover all such Incentive Compensation paid to such Covered Employee.

Notwithstanding anything to the contrary contained herein, neither the Company nor the Board (or the Compensation Committee) may, pursuant to this Policy, recover any Incentive Compensation that is paid to a Covered Employee (or, with respect to equity-based Incentive Compensation, settled) more than 12 months prior to the Measurement Date (the “Look-back Period”); provided, that for a Covered Employee who is or was a Named Executive Officer, the Look-back Period shall be 24 months prior to the Measurement Date; and provided, further, that in the event a Restatement occurs or Inaccurate Results are reported as a result of Misconduct by a Covered Employee, the Board (or the Compensation Committee) may recover Incentive Compensation paid to such Covered Employee (or, with respect to equity-based Incentive Compensation, settled) prior to the Look-back Period.

2. Certain Defined Terms

For purposes of this Policy, the terms listed in this Section 2 shall have the respective meanings set forth in this Section 2.

(i) “Incentive Compensation” shall mean the Covered Employee’s cash bonus awarded under the Company’s annual incentive plan, any equity-based awards granted pursuant to the Company’s long-term incentive plans and any other cash or equity-based compensation that is linked to a Company performance metric and intended to serve as an incentive for performance.

(ii) “Measurement Date” shall mean the date on which the Company files restated financial statements with the Securities and Exchange Commission or if the Company does not restate its financial statements, the date on which accurate financial statements or performance metrics, as applicable, are delivered to the Board or the Compensation Committee.

(iii) “Misconduct” shall mean fraud, intentional misconduct, gross negligence or a material violation of the Company’s code of ethics or insider trading policy or any other policies or regulations of the Company governing the conduct of its employees, as determined in the sole discretion of the Board (or the Compensation Committee).

(iv) “Named Executive Officer” shall mean any current or former employee listed as a named executive officer in the Company’s current or prior proxy statements as filed with the Securities and Exchange Commission.

3. Board and Compensation Committee Discretion

In determining whether to require recovery of incentive compensation and, if so, the amount of and means for obtaining such recovery, the Board (or the Compensation Committee) shall in its sole discretion take into account such factors as it deems appropriate under the circumstances. The amount to be recovered, absent Misconduct, shall generally not exceed the excess of (x) the Incentive Compensation awarded, paid or vested over (y) the Incentive Compensation that would have been awarded, paid or vested based on the Restatement or if the Inaccurate Results had been accurately calculated at the time of the award, payment or vesting, as applicable. The determination of the Board (or the Compensation Committee) need not be uniform with respect to one or more Covered Employees.

4. Miscellaneous

The Board intends that this Policy will be applied to the fullest extent permitted by law. The Company shall take all appropriate steps to inform Covered Employees of this Policy, so that such Policy shall be enforceable to the fullest extent permitted by law. In connection with the foregoing, the Board (or the Compensation Committee) may require that the terms of this Policy be incorporated into the terms of any incentive plan or incentive award agreement applicable to Covered Employees.

5. Effective Date

The Board has adopted this Policy effective as of October 1, 2011. This Policy shall apply to Incentive Compensation, whether in the form of cash or equity, awarded to any Covered Employee from and after such date.